Exhibit 99

Meridian Interstate Bancorp, Inc. Reports Net Income for the Second Quarter and Six Months Ended June 30, 2012

Contact: Richard J. Gavegnano, Chairman and Chief Executive Officer

(978) 977-2211

Boston, Massachusetts (July 24, 2012): Meridian Interstate Bancorp, Inc. (the “Company” or “Meridian”) (NASDAQ: EBSB), the holding company for East Boston Savings Bank (the “Bank”), which also operates under the name Mt. Washington Bank, a Division of East Boston Savings Bank (“Mt. Washington”), announced net income of $5.4 million, or $0.25 per diluted share, for the quarter ended June 30, 2012 compared to $4.2 million, or $0.19 per diluted share, for the quarter ended June 30, 2011. For the six months ended June 30, 2012, net income was $7.6 million, or $0.35 per diluted share compared to $7.4 million, or $0.33 per diluted share, for the six months ended June 30, 2011. The Company’s return on average assets was 1.07% for the quarter ended June 30, 2012 compared to 0.87% for the quarter ended June 30, 2011. For the six months ended June 30, 2012, the Company’s return on average assets was 0.75% compared to 0.78% for the six months ended June 30, 2011. The Company’s return on average equity was 9.65% for the quarter ended June 30, 2012 compared to 7.56% for the quarter ended June 30, 2011. For the six months ended June 30, 2012, the Company’s return on average equity was 6.74% compared to 6.73% for the six months ended June 30, 2011.

During the quarter ended June 30, 2012, the Company recognized a pre-tax gain of $4.8 million on completion of the sale of its investment in Hampshire First Bank, which was 43% owned by the Company, to NBT Bancorp, Inc. (NASDAQ: NBTB) and NBT Bank, N.A. on June 8, 2012. On an after-tax basis, this gain increased net income by $2.9 million, or $0.13 per diluted share, for the quarter and six months ended June 30, 2012. The Company received $6.6 million of cash and 547,481 NBTB shares totaling $11.1 million as proceeds from the sale.

Richard J. Gavegnano, Chairman and Chief Executive Officer, said, “I am pleased to report net income of $5.4 million, or $0.25 per share, for the second quarter of 2012. Along with the substantial gain for our stockholders from the sale of our investment in Hampshire First Bank, the Bank had loan growth of 14.7% and core deposit growth of 12.6% during the first half of 2012, while non-performing assets declined 24.5%. This impressive growth results directly from our expansion of capacity over the past year in real estate and business lending, core deposit funding sources, and other business and support functions. The Bank plans to continue its expansion with the opening of an East Boston Savings Bank branch in the Town of Belmont and a Mt. Washington branch in Boston’s Allston neighborhood late this year or early next year.”

Net interest income increased $2.3 million, or 16.0%, to $16.4 million for the quarter ended June 30, 2012 from $14.1 million for the quarter ended June 30, 2011. The net interest rate spread and net interest margin were 3.27% and 3.44%, respectively, for the quarter ended June 30, 2012 compared to 3.01% and 3.19%, respectively, for the quarter ended June 30, 2011. For the six months ended June 30, 2012, net interest income increased $3.6 million, or 12.4%, to $32.2 million from $28.7 million for the six months ended June 30, 2011. The net interest rate spread and net interest margin were 3.26% and 3.43%, respectively, for the six months ended June 30, 2012 compared to 3.11% and 3.29%, respectively, for the six months ended June 30, 2011. The increases in net interest income were due primarily to strong loan growth along with declines in the cost of funds for the second quarter and six months ended June 30, 2012 compared to the same periods in 2011.

The average balance of the Company’s loan portfolio increased $304.6 million, or 25.5%, to $1.498 billion, which was partially offset by the decline in the yield on loans of 47 basis points to 4.99% for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011. The Company’s cost of total deposits declined 30 basis points to 0.92%, which was partially offset by the increase in the average balance of total deposits of $140.3 million, or 9.2%, to $1.662 billion for the quarter ended June 30, 2012 compared to the quarter ended June 30, 2011. The Company’s yield on interest-earning assets declined two basis points to 4.39% for the quarter ended June 30, 2012 compared to 4.41% for the quarter ended June 30, 2011, while the cost of funds declined 28 basis points to 1.02% for the quarter ended June 30, 2012 compared to 1.30% for the quarter ended June 30, 2011.

The Company’s provision for loan losses was $2.2 million for the quarter ended June 30, 2012 compared to $486,000 for the quarter ended June 30, 2011. For the six months ended June 30, 2012, the provision for loan losses was $3.4 million compared to $828,000 for the six months ended June 30, 2011. These changes were based primarily on management’s assessment of loan portfolio growth and composition changes, an ongoing evaluation of credit quality and current economic conditions. In addition, increases in the provision for loan losses were primarily due to growth in the commercial real estate, construction and commercial business loan categories for the second quarter and six months ended June 30, 2012 compared to the same periods in 2011. The allowance for loan losses was $16.3 million or 1.05% of total loans outstanding at June 30, 2012, compared to $13.1 million or 0.96% of total loans outstanding at December 31, 2011.

Non-performing loans declined $13.3 million, or 24.7%, to $40.4 million, or 2.60% of total loans outstanding, at June 30, 2012, from $53.7 million, or 3.97% of total loans outstanding, at December 31, 2011. Non-performing assets declined $14.1 million, or 24.5%, to $43.4 million, or 2.07% of total assets, at June 30, 2012, from $57.5 million, or 2.91% of total assets, at December 31, 2011. Non-performing assets at June 30, 2012 were comprised of $7.1 million of construction loans, $9.8 million of commercial real estate loans, $18.9 million of one- to four-family mortgage loans, $1.5 million of multi-family mortgage loans, $2.6 million of home equity loans, $542,000 of commercial business loans and foreclosed real estate of $3.0 million. Non-performing assets at June 30, 2012 included $21.3 million of assets acquired in the January 2010 Mt. Washington Co-operative Bank merger, comprised of $20.0 million of non-performing loans and $1.3 million of foreclosed real estate.

Non-interest income increased $3.3 million, or 60.8%, to $8.7 million for the quarter ended June 30, 2012 from $5.4 million for the quarter ended June 30, 2011, primarily due to the $4.8 million gain on sale of the Hampshire First Bank affiliate and an increase of $368,000 in mortgage banking gains, net, partially offset by decreases of $1.7 million in gain on sales of securities, net, and $266,000 in equity income from the Hampshire First Bank affiliate. For the six months ended June 30, 2012, non-interest income increased $3.6 million, or 40.8%, to $12.6 million from $8.9 million for the six months ended June 30, 2011, primarily due to the gain on sale of the Hampshire First Bank affiliate and an increase of $557,000 in mortgage banking gains, net, partially offset by decreases of $1.4 million in gain on sales of securities, net, and $508,000 in equity income from the Hampshire First Bank affiliate.

Non-interest expenses increased $2.3 million, or 18.5%, to $14.8 million for the quarter ended June 30, 2012 from $12.5 million for the quarter ended June 30, 2011, primarily due to increases of $1.6 million in salaries and employee benefits and $730,000 in other non-interest expenses. For the six months ended June 30, 2012, non-interest expenses increased $4.9 million, or 19.7%, to $30.1 million from $25.1 million for the six months ended June 30, 2011, primarily due to increases of $3.8 million in salaries and employee benefits and $1.2 million in other non-interest expenses. The increases in non-interest expenses were primarily associated with the new branches opened and costs associated with the expansion of residential and commercial lending capacity in the past year. The Company’s efficiency ratio was 77.98% for the quarter ended June 30, 2012, excluding the gain on sale of the Hampshire First Bank affiliate, compared to 75.23% for the quarter ended June 30, 2011. For the six months ended June 30, 2012, the efficiency ratio was 79.88%, excluding the gain on sale of the Hampshire First Bank affiliate, compared to 74.31% for the six months ended June 30, 2011.

Mr. Gavegnano noted, “As expected, our investments for business expansion purposes contributed to increases in non-interest expenses and the efficiency ratios for the first half of 2012. Along with strong growth in loans, deposits and net interest income, these investments are also increasing our market share and franchise value.”

The Company recorded a provision for income taxes of $2.6 million for the quarter ended June 30, 2012, reflecting an effective tax rate of 32.6%, compared to $2.4 million, or 36.4%, for the quarter ended June 30, 2011. For the six months ended June 30, 2012, the provision for income taxes was $3.7 million, reflecting an effective tax rate of 32.7%, compared to $4.3 million, or 36.7%, for the six months ended June 30, 2011. The changes in the income tax provision were primarily due to the changes in pre-tax income.

Total assets increased $125.6 million, or 6.4%, to $2.100 billion at June 30, 2012 from $1.974 billion at December 31, 2011. Net loans increased $196.5 million, or 14.7%, to $1.538 billion at June 30, 2012 from $1.341 billion at December 31, 2011. The net increase in loans for the six months ended June 30, 2012 was primarily due to increases of $62.0 million in commercial real estate loans, $68.9 million in construction loans and $40.1 million in commercial business loans. Cash and cash equivalents decreased $32.1 million, or 20.5%, to $124.6 million at June 30, 2012 from $156.7 million at December 31, 2011. Securities available for sale decreased $36.5 million, or 10.9%, to $298.7 million at June 30, 2012 from $335.2 million at December 31, 2011.

Total deposits increased $96.1 million, or 6.0%, to $1.701 billion at June 30, 2012 from $1.604 billion at December 31, 2011, reflecting net growth in core deposits of $120.8 million, or 12.6%, to $1.079 billion. Total borrowings increased $23.2 million, or 17.6%, to $154.6 million at June 30, 2012 from $131.5 million at December 31, 2011, reflecting a $29.6 million increase in Federal Home Loan Bank advances partially offset by a $6.5 million decrease in short-term borrowings.

Mr. Gavegnano added, “We continue to emphasize acquisition and expansion of core deposit relationships, which resulted in growth in such non-term balances to nearly $1.1 billion, or 63.4% of total deposits, at June 30, 2012 along with the significant declines in our cost of funds.”

Total stockholders’ equity increased $8.8 million, or 4.0%, to $228.8 million at June 30, 2012, from $219.9 million at December 31, 2011. The increase for the six months ended June 30, 2012 was due primarily to $7.6 million in net income and a $1.5 million increase in accumulated other comprehensive income reflecting an increase in the fair value of available for sale securities, net of tax, partially offset by a $1.1 million increase in treasury stock resulting from the Company’s repurchase of 86,304 shares. Stockholders’ equity to assets was 10.89% at June 30, 2012, compared to 11.14% at December 31, 2011. Book value per share increased to $10.36 at June 30, 2012 from $9.93 at December 31, 2011. Tangible book value per share increased to $9.74 at June 30, 2012 from $9.31 at December 31, 2011. Market price per share increased $1.47, or 11.8%, to $13.92 at June 30, 2012 from $12.45 at December 31, 2011. At June 30, 2012, the Company and the Bank continued to exceed all regulatory capital requirements.

As of June 30, 2012, the Company had repurchased 195,366 shares of its stock at an average price of $12.83 per share, or 21.6% of the 904,224 shares authorized for repurchase under the Company’s fourth repurchase program as adopted during 2011. The Company has repurchased 1,599,294 shares at an average price of $10.45 per share since December 2008.

Mr. Gavegnano said, “We continually review opportunities to enhance stockholder value, including additional repurchases of our stock when appropriate.”

Meridian Interstate Bancorp, Inc. is the holding company for East Boston Savings Bank. East Boston Savings Bank, a Massachusetts-chartered stock savings bank founded in 1848, operates 24 full service locations in the greater Boston metropolitan area including eight full-service locations in its Mt. Washington Bank Division. We offer a variety of deposit and loan products to individuals and businesses located in our primary market, which consists of Essex, Middlesex and Suffolk Counties, Massachusetts. For additional information, visit www.ebsb.com.

Forward Looking Statements

Certain statements herein constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements may be identified by words such as “believes,” “will,” “expects,” “project,” “may,” “could,” “developments,” “strategic,” “launching,” “opportunities,” “anticipates,” “estimates,” “intends,” “plans,” “targets” and similar expressions. These statements are based upon the current beliefs and expectations of Meridian Interstate Bancorp, Inc.’s management and are subject to significant risks and uncertainties. Actual results may differ materially from those set forth in the forward-looking statements as a result of numerous factors. Factors that could cause such differences to exist include, but are not limited to, general economic conditions, changes in interest rates, regulatory considerations, and competition and the risk factors described in the Company’s Annual Report on Form 10-K and Quarterly Reports on Form 10-Q as filed with the Securities and Exchange Commission. Should one or more of these risks materialize or should underlying beliefs or assumptions prove incorrect, Meridian Interstate Bancorp, Inc.’s actual results could differ materially from those discussed. Readers are cautioned not to place undue reliance on these forward-looking statements, which speak only as of the date of this release.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Balance Sheets

(Unaudited)

(Dollars in thousands)	June 30, 2012	December 31, 2011
ASSETS
Cash and due from banks	$124,512	$156,622
Federal funds sold	63	63

Total cash and cash equivalents	124,575	156,685
Certificates of deposit - affiliate bank	—	2,500
Securities available for sale, at fair value	298,710	335,230
Federal Home Loan Bank stock, at cost	12,064	12,538
Loans held for sale	11,502	4,192
Loans	1,554,077	1,354,354
Less allowance for loan losses	(16,271)	(13,053)

Loans, net	1,537,806	1,341,301
Bank-owned life insurance	35,646	35,050
Foreclosed real estate, net	3,012	3,853
Investment in affiliate bank	—	12,607
Premises and equipment, net	38,447	36,991
Accrued interest receivable	6,828	7,282
Prepaid deposit insurance	445	1,257
Deferred tax asset, net	6,519	7,434
Goodwill	13,687	13,687
Other assets	10,753	3,773

Total assets	$2,099,994	$1,974,380

LIABILITIES AND STOCKHOLDERS’ EQUITY
Deposits:
Non interest-bearing	$172,661	$145,274
Interest-bearing Interest-bearing	1,527,976	1,459,214

Total deposits	1,700,637	1,604,488
Short-term borrowings - affiliate bank	—	6,471
Short-term borrowings - other	10,063	10,056
Long-term debt	144,551	114,923
Accrued expenses and other liabilities	15,976	18,498

Total liabilities	1,871,227	1,754,436

Stockholders’ equity:
Common stock, no par value, 50,000,000 shares authorized; 23,000,000 shares issued	—	—
Additional paid-in capital	98,000	97,669
Retained earnings	142,136	134,533
Accumulated other comprehensive income	5,485	3,985
Treasury stock, at cost, 668,084 and 584,881 shares at June 30, 2012 and December 31, 2011, respectively	(8,419)	(7,317)
Unearned compensation - ESOP, 641,700 and 662,400 shares at June 30, 2012 and December 31, 2011, respectively	(6,417)	(6,624)
Unearned compensation - restricted shares, 258,590 and 265,710 at June 30, 2012 and December 31, 2011, respectively	(2,018)	(2,302)

Total stockholders’ equity	228,767	219,944

Total liabilities and stockholders’ equity	$2,099,994	$1,974,380

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Consolidated Statements of Income

(Unaudited)

(Dollars in thousands, except per share amounts)	Three Months Ended June 30,		Six Months Ended June 30,
	2012	2011	2012	2011
Interest and dividend income:
Interest and fees on loans	$18,565	$16,237	$36,553	$32,797
Interest on debt securities	2,006	2,896	4,204	6,001
Dividends on equity securities	292	255	653	499
Interest on certificates of deposit	9	9	18	17
Interest on other interest-earning assets	63	117	129	202
Other interest and dividend income	33	27	48	36

Total interest and dividend income	20,968	19,541	41,605	39,552

Interest expense:
Interest on deposits	3,817	4,616	7,820	9,189
Interest on short-term borrowings	4	13	9	23
Interest on long-term debt	752	778	1,530	1,657

Total interest expense	4,573	5,407	9,359	10,869

Net interest income	16,395	14,134	32,246	28,683
Provision for loan losses	2,170	486	3,434	828

Net interest income, after provision for loan losses	14,225	13,648	28,812	27,855

Non-interest income:
Customer service fees	1,505	1,497	3,084	2,795
Loan fees	177	161	239	277
Mortgage banking gains, net	537	169	1,162	605
Gain on sales of securities, net	1,259	2,922	2,342	3,789
Income from bank-owned life insurance	295	298	596	615
Equity income on investment in affiliate bank	67	333	310	818
Gain on sale of investment in affiliate bank	4,819	—	4,819	—
Other income	1	4	1	15

Total non-interest income	8,660	5,384	12,553	8,914

Non-interest expenses:
Salaries and employee benefits	8,642	7,058	17,943	14,159
Occupancy and equipment	2,058	1,869	4,095	4,085
Data processing	857	651	1,689	1,460
Marketing and advertising	650	540	1,209	1,081
Professional services	870	811	1,703	1,441
Foreclosed real estate	103	63	286	100
Deposit insurance	440	633	871	1,258
Other general and administrative	1,179	860	2,269	1,538

Total non-interest expenses	14,799	12,485	30,065	25,122

Income before income taxes	8,086	6,547	11,300	11,647
Provision for income taxes	2,639	2,382	3,697	4,271

Net income	$5,447	$4,165	$7,603	$7,376

Earnings per share:
Basic	$0.25	$0.19	$0.35	$0.34
Diluted	$0.25	$0.19	$0.35	$0.33
Weighted average shares:
Basic	21,630,660	21,852,665	21,647,237	21,917,330
Diluted	21,808,507	21,994,371	21,818,079	22,044,635

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Three Months Ended June 30,
	2012			2011
(Dollars in thousands)	Average Balance	Interest	Yield/ Cost (5)	Average Balance	Interest	Yield/ Cost (5)
Assets:
Interest-earning assets:
Loans (1)	$1,497,772	$18,565	4.99%	$1,193,195	$16,237	5.46%
Securities and certificates of deposits	314,363	2,307	2.95	394,273	3,160	3.21
Other interest-earning assets (2)	106,994	96	0.36	190,240	144	0.30

Total interest-earning assets	1,919,129	20,968	4.39	1,777,708	19,541	4.41

Noninterest-earning assets	124,549			127,554

Total assets	$2,043,678			$1,905,262

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$145,731	162	0.45	$129,434	139	0.43
Money market deposits	502,438	1,058	0.85	363,043	872	0.96
Regular and other deposits	230,532	221	0.39	203,621	279	0.55
Certificates of deposit	620,740	2,376	1.54	706,260	3,326	1.89

Total interest-bearing deposits	1,499,441	3,817	1.02	1,402,358	4,616	1.32
Borrowings	140,651	756	2.16	148,454	791	2.14

Total interest-bearing liabilities	1,640,092	4,573	1.12	1,550,812	5,407	1.40

Noninterest-bearing demand deposits	162,520			119,346
Other noninterest-bearing liabilities	15,268			14,641

Total liabilities	1,817,880			1,684,799
Total stockholders’ equity	225,798			220,463

Total liabilities and stockholders' equity	$2,043,678			$1,905,262

Net interest-earning assets	$279,037			$226,896

Net interest income		$16,395			$14,134

Interest rate spread (3)			3.27%			3.01%
Net interest margin (4)			3.44%			3.19%
Average interest-earning assets to average interest-bearing liabilities		117.01%			114.63%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,661,961	$3,817	0.92%	$1,521,704	$4,616	1.22%
Total deposits and borrowings, including noninterest-bearing demand deposits	$1,802,612	$4,573	1.02%	$1,670,158	$5,407	1.30%

(1)	Loans on non-accrual status are included in average balances.
(2)	Includes Federal Home Loan Bank stock and associated dividends.
(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Net Interest Income Analysis

(Unaudited)

	For the Six Months Ended June 30,
	2012			2011
	Average Balance	Interest	Yield/ Cost (5)	Average Balance	Interest	Yield/ Cost (5)
	(Dollars in thousands)
Assets:
Interest-earning assets:
Loans (1)	$1,443,848	$36,553	5.09%	$1,193,679	$32,797	5.54%
Securities and certificates of deposits	319,031	4,875	3.07	383,668	6,517	3.43
Other interest-earning assets (2)	127,976	177	0.28	178,605	238	0.27

Total interest-earning assets	1,890,855	41,605	4.42	1,755,952	39,552	4.54

Noninterest-earning assets	128,023			125,521

Total assets	$2,018,878			$1,881,473

Liabilities and stockholders’ equity:
Interest-bearing liabilities:
NOW deposits	$143,705	326	0.46	$129,233	288	0.45
Money market deposits	481,276	2,018	0.84	349,978	1,739	1.00
Regular and other deposits	224,466	430	0.39	199,607	539	0.54
Certificates of deposit	632,120	5,046	1.61	702,714	6,623	1.90

Total interest-bearing deposits	1,481,567	7,820	1.06	1,381,532	9,189	1.34
Borrowings	137,640	1,539	2.25	152,281	1,680	2.22

Total interest-bearing liabilities	1,619,207	9,359	1.16	1,533,813	10,869	1.43

Noninterest-bearing demand deposits	158,064			116,294
Other noninterest-bearing liabilities	16,109			12,076

Total liabilities	1,793,380			1,662,183
Total stockholders’ equity	225,498			219,290

Total liabilities and stockholders’ equity	$2,018,878			$1,881,473

Net interest-earning assets	$271,648			$222,139

Net interest income		$32,246			$28,683

Interest rate spread (3)			3.26%			3.11%
Net interest margin (4)			3.43%			3.29%
Average interest-earning assets to average interest-bearing liabilities		116.78%			114.48%
Supplemental Information:
Total deposits, including noninterest-bearing demand deposits	$1,639,631	$7,820	0.96%	$1,497,826	$9,189	1.24%
Total deposits and borrowings, including noninterest-bearing demand deposits	$1,777,271	$9,359	1.06%	$1,650,107	$10,869	1.33%

(1)	Loans on non-accrual status are included in average balances.
(2)	Includes Federal Home Loan Bank stock and associated dividends.
(3)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(4)	Net interest margin represents net interest income divided by average interest-earning assets.
(5)	Annualized.

MERIDIAN INTERSTATE BANCORP, INC. AND SUBSIDIARIES

Selected Financial Highlights

(Unaudited)

	At or For the Three Months Ended June 30,		At or For the Six Months Ended June 30,
	2012	2011	2012	2011
Key Performance Ratios
Return on average assets (1)	1.07%	0.87%	0.75%	0.78%
Return on average equity (1)	9.65	7.56	6.74	6.73
Stockholders’ equity to total assets	10.89	11.41	10.89	11.41
Interest rate spread (1) (2)	3.27	3.01	3.26	3.11
Net interest margin (1) (3)	3.44	3.19	3.43	3.29
Non-interest expense to average assets (1)	2.90	2.62	2.98	2.67
Efficiency ratio (4)	77.98	75.23	79.88	74.31

	June 30, 2012	December 31, 2011	June 30, 2011
Asset Quality Ratios
Allowance for loan losses/total loans	1.05%	0.96%	0.89%
Allowance for loan losses/non-performing loans	40.24	24.31	21.08
Non-performing loans/total loans	2.60	3.97	4.23
Non-performing loans/total assets	1.93	2.72	2.68
Non-performing assets/total assets	2.07	2.91	2.94
Share Related
Book value per share	$10.36	$9.93	$9.87
Tangible book value per share	$9.74	$9.31	$9.25
Market value per share	$13.92	$12.45	$13.69
Shares outstanding	22,073,326	22,149,409	22,240,515

(1)	Annualized.
(2)	Interest rate spread represents the difference between the yield on interest-earning assets and the cost of interest-bearing liabilities.
(3)	Net interest margin represents net interest income divided by average interest-earning assets.
(4)	The efficiency ratio represents non-interest expense divided by the sum of net interest income and non-interest income excluding gains or losses on securities and gain on sale of investment in affiliate bank.